Exhibit 99.1

Press Release

Redback to be Acquired by Ericsson for $2.1 Billion Redback to Retain Management, and Grow Its Routing Operations Worldwide, As an Independent, Wholly-Owned Subsidiary of Ericsson

SAN JOSE, CA - December 19, 2006 — Redback Networks Inc. (NASDAQ: RBAK), a market leader in multi-service edge routing for next generation broadband networks, is today announcing a definitive agreement to be acquired by Ericsson (NASDAQ: ERIC), the world’s leading telecommunications supplier, for $2.1 billion or $25 dollars per Redback share. The acquisition is expected to occur by means of a tender offer for all of the outstanding shares of Redback common stock. The acquisition is subject to customary closing conditions and regulatory approvals, and is expected to be completed in early 2007.

The acquisition of Redback will play a key role in Ericsson’s strategy to help telecommunications carriers lower costs and upgrade their networks for broadband, telephone, video and mobility services. Redback will retain its management team and operate as a wholly-owned subsidiary of Ericsson. In accordance with the acquisition, Redback plans to accelerate its product development and continue to expand its operations to meet growing customer demands for next generation broadband networks. Redback will continue to focus on video and mobility routing markets to leap-frog its traditional competitors.

“This agreement is about accelerating market growth, integrating IP routing and mobility expertise and shaping the future of next generation networks. Video changes everything about networks today. Redback is the acknowledged technology leader delivering broadband, phone, video and mobility services over Internet-based infrastructures,” said Kevin DeNuccio, Redback president and CEO, who will report directly to a management board chaired by the president and CEO of Ericsson, Carl-Henric Svanberg. “We believe Redback now will have the global reach and financial resources to accelerate its own routing technology innovation and grow market share faster than our traditional routing competitors.”

“Redback has always had a well-known technology advantage over its larger routing competitors in broadband services edge routing,” said Carl-Henric Svanberg of Ericsson. “We believe the combined strengths of both companies in mobility and IP routing will create significant value for customers and shareholders. Today’s agreement accelerates Ericsson’s ambition to build leadership in the fast growing broadband and IP services market.”

The total addressable market for IP edge routing is expected to exceed $5 billion by 2009, according to the Yankee Group. Ericsson and Redback believe there is market opportunity to upgrade more than two billion wired and wireless users worldwide over the next ten years to all IP-based broadband infrastructures. This opportunity is ten times larger than the 250 million broadband users today. On a worldwide basis, all carriers have some plans to unify communications and entertainment services over IP-based broadband networks. Citigroup and SEB Enskilda are acting as Ericsson’s financial advisors in the acquisition. UBS is acting as the financial advisor for Redback.

About Redback Networks Redback Networks Inc. manages 50 million broadband connections for 15 of the top 20 telephone carriers worldwide. Redback’s multi-service routing platform delivers next generation broadband services such as VoIP, IPTV and On-Demand Video. Redback Networks has more than 500 carrier customers worldwide and is based in San Jose, CA. In 2006, Redback marks its 10 year anniversary, celebrating ten years of broadband innovation. For more information, visit Redback Networks at www.redback.com.

Redback Media Relations

Zenobia Austin Godschalk, BPR

(w) 404.848.9507

(c) 650.269.8315

About Ericsson

Ericsson is shaping the future of mobile and broadband Internet communications through its continuous technology leadership. Providing innovative solutions in more than 140 countries, Ericsson is helping to create some of the most powerful communications companies in the world. For more information visit: www.ericsson.com

Ericsson Media Relations

Phone: +46 8 719 6992

E-mail: press.relations@ericsson.com

Investor Relations, North America

Phone: +1 212 843 8435

E-mail: investor.relations@ericsson.com

CONFERENCE CALL

Meeting Date:    Wednesday, December 20, 2006 08:00 AM [Pacific Time]

To Join Audio Conference

Primary Dial-In:      1 (800) 559-2403

Alternate Dial-In:    1 (847) 619-6534

Please be prepared to provide the following information to gain access to your audio conference call.

Confirmation Number:    16614405

Host Name:             Kevin DeNuccio

Company:               Redback Networks, Inc

A webcast has been set-up for press and industry analysts. The weblink is below. http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80517&eventID=1443118

*	REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. NetOp is a trademark of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF REDBACK COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ERICSSON INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. REDBACK STOCKHOLDERS AND OTHER INVESTORS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, REDBACK STOCKHOLDERS AND OTHER INVESTORS WILL BE ABLE TO OBTAIN COPIES OF THE TENDER OFFER STATEMENT ON SCHEDULE ‘TO’, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WITHOUT CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV. REDBACK STOCKHOLDERS AND OTHER INVESTORS ALSO WILL BE ABLE TO OBTAIN COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, FROM THE INFORMATION AGENT FOR THE OFFER, THE DEALER MANAGER FOR THE OFFER, OR FROM ERICSSON. STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER.

Statements in this release that are not statements of historical fact may include forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the completion of the transactions contemplated by the merger agreement, including the merger and the timing thereof and the business opportunities afforded by the merger. Important factors that may cause actual results to differ include: risks that could prevent or delay the closing of the transaction, including customary conditions to closing an acquisition transaction of this type, including obtaining requisite regulatory clearances, and acceptance of the offer by holders of a sufficient number of shares of Redback common stock. For a discussion of other risks facing Redback’s business, please refer to the documents filed by Redback Networks Inc. with the United States Securities and Exchange Commission from time to time.